Delisting Determination, The Nasdaq Stock Market, LLC, January 13, 2026 Advent Technologies Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Advent Technologies Holdings, Inc. effective at the opening of the trading session on February 2, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(b)(1), 5550(b)(2), and 5550(b)(3). The Company was notified of the Staff determination on August 18, 2025.
On August 25, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On October 7, 2025, the hearing was held.
On October 28, 2025 the Panel reached a
decision and a Decision letter was issued on said date.
On October 28, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company security was suspended on October 30, 2025. The
Staff determination to delist the Company securities became final on December 12, 2025.